$773,600,000

Residential Asset Securities Corporation

Depositor

RASC Series 2006-EMX3 Trust

Issuing Entity

Residential Funding Corporation

Master Servicer and Sponsor

Home Equity Mortgage Asset-Backed Pass-Through Certificates,

Series 2006-EMX3

Supplement, dated June 2, 2006

to

Prospectus Supplement, dated April 18, 2006

to

Prospectus, dated April 7, 2006

___________________________________________

The percentage set forth in the sentence across from the fourth bullet point contained in the section entitled “Risk Factors--Risks Associated with the Mortgage Loans—Underwriting standards may affect the risk of loss on the mortgage loans” on page S-16 of the Prospectus Supplement, dated April 18, 2006 (the “Prospectus Supplement”) shall hereby be amended as follows: 3.6% shall be deleted and replaced with 7.4%.

In addition, the following “Debt-to-Income Ratios of the Mortgage Loans” table shall replace in its entirety the “Debt-to-Income Ratios of the Mortgage Loans” table on page II-11 of Annex II of the Prospectus Supplement:

Debt-to-Income Ratios of the Mortgage Loans

Debt-to-Income Ratio (%)	Number of Mortgage Loans	Principal Balance	Percentage of Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio
20.00 or less	313	$46,723,529	5.84%	$149,276	614	82.72%
20.01 - 25.00	193	31,214,022	3.90	161,731	623	81.66
25.01 - 30.00	315	39,961,024	5.00	126,860	629	82.50
30.01 - 35.00	583	84,698,481	10.59	145,280	616	83.02
35.01 - 40.00	915	133,549,433	16.69	145,956	624	83.30
40.01 - 45.00	1471	212,004,061	26.50	144,122	626	83.75
45.01 - 50.00	1325	192,713,201	24.09	145,444	621	82.87
50.01 - 55.00	379	59,016,436	7.38	155,716	626	82.47
55.01 or greater	1	119,835	0.01	119,835	569	80.00
Total	5,495	$800,000,022	100.00%	$145,587	623	83.09%
•	With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value ratio for such mortgage loans.
•	As of the cutoff date, the average debt-to-income ratio of the mortgage loans will be approximately 39.91%.

GMAC RFC Securities	Citigroup

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus. Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, for ninety days following the date of this prospectus supplement, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus, such delivery obligation generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.